                                                                       EXHIBIT 5


                       [Letterhead of Stanley S. Stroup]



                                January 24, 1994



  Board of Directors
  Norwest Corporation
  Norwest Center
  Sixth and Marquette
  Minneapolis, Minnesota  55479-1000

  Ladies and Gentlemen:

       In connection with the proposed registration under the Securities Act of 1933, as amended, of 4,200,000 shares of common stock (the "Shares"), par value $1 2/3 per share, and 4,200,000 rights to purchase Series A Junior Participating Preferred Stock (the "Rights") without par value, of the Corporation, which are proposed to be issued by the Corporation in connection with the proposed merger of a wholly owned subsidiary of the Corporation into Bank of Montana System, a Montana corporation, (the "Merger"), I have examined such corporate records and other documents, including the Registration Statement on Form S-4 relating to the Shares and the Rights and have reviewed such matters of law as I have deemed necessary for this opinion, and I advise you that in my opinion:

       1. The Corporation is duly organized and existing under the laws of the State of Delaware.

       2. All necessary corporate action on the part of the Corporation has been taken to authorize the issuance of the Shares and the Rights to be issued by the Corporation in connection with the Merger, and when issued pursuant to the Merger as contemplated by the Registration Statement, the Shares will be legally and validly issued, fully paid, and nonassessable.

       I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,



                                      /s/ Stanley S. Stroup